                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Select Value Fund:

We consent to the use in this Registration Statement of Oppenheimer Select Value Fund, of
our report dated June 15, 2006, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
July 25, 2006